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                                                                   EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into at Honolulu, Hawaii as of __________, 2001 (the "Effective Date"), by and between [NEWCO], a Delaware corporation (the "Company"), and James K. Schuler ("Executive").

                                    RECITALS

A. The Company desires to secure the services of Executive as an employee of the Company for the period provided in this Agreement.

B. Executive is willing to enter into this Agreement for such period on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the provisions hereinafter described, Company and Executive agree as follows:

1.       DUTIES OF EXECUTIVE

         The Company hereby employs Executive as its President and Chief Executive Officer, and Executive shall have such powers and duties as may be reasonably consistent with that title, in addition to such other powers and duties as may be prescribed by the Company's Board of Directors (the "Board") or the organizational and governance documents of the Company from time to time. Executive shall also serve on the Board as its Co-Chairman. Executive hereby accepts said employment and agrees to devote his entire working time and attention and best talents and abilities exclusively to the services of the Company as the Board may direct during the term hereof; provided, that Executive may engage in and devote time to other non-competitive activities, including, but not limited to, personal homebuilding and investment activities, to the extent that such time spent does not interfere with Executive's obligations hereunder.

2.       TERM OF AGREEMENT

         Unless terminated sooner in accordance with the provisions of this Agreement, the Company shall employ Executive and Executive accepts such employment under the conditions set forth herein for a term (the "Term") beginning on the Effective Date and ending upon the close of business on the third anniversary of the Effective Date (the "Expiration Date"). Notwithstanding the foregoing, if this Agreement is not otherwise terminated in accordance with the provisions herein, on the first anniversary of the Effective Date, the Term shall be renewed and the Expiration Date shall be extended for an additional year, and on each successive anniversary the Term shall renew and the Expiration Date shall be extended for another year unless, at least ninety (90) days prior to such applicable anniversary of the Effective Date, either Executive or the Company

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gives the other party written notice of its intent to terminate the Agreement at the end of such Term.

3.       DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 3:

         (a) "ANNUAL BASE SALARY" OR "BASE SALARY" shall mean the annual base salary rate in effect for Executive from time to time during the Term of this Agreement in accordance with the provisions of Section 4(a) of this Agreement.

         (b) "ANNUAL BONUS" OR "BONUS" shall mean a cash payment available annually (or as otherwise provided for in this document) to Executive in addition to Base Salary as determined in accordance with Section 4(b) of this Agreement.

         (c) "CAPITAL TRANSACTION" shall mean and include any consolidation, merger or stock/asset acquisition involving the Company (whether as the surviving or disappearing entity or as the purchaser or seller) or any conversion of debt to equity or equity to debt or any issuance of new equity or any issuance of new debt outside the ordinary course of business of the Company, e.g., issuance of high yield debt in the capital markets.

         (d) "CAUSE" shall mean (1) fraud, embezzlement, or willful misconduct engaged in by the Executive and materially detrimental to the business or reputation of the Company, (2) the conviction of the Executive of a felony involving moral turpitude, (3) the knowing and intentional imparting by the Executive of material confidential information relating to the Company to a third party other than in the course of performing his duties hereunder. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

         (e) "CHANGE IN CONTROL" shall mean any of the following events (whether in one or a series of related transactions):

                  (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 25% of the Company's combined voting power represented by the Company's outstanding securities immediately prior to such merger, consolidation or other reorganization;

                  (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

                  (iii) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (i) had been

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directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

                  (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company's then outstanding voting securities. As long as a Class B common stock exists, the phrase "forty percent (40%) of Class A common stock" shall be substituted for the phrase "thirty percent (30%) of the total voting power represented by the Company's then outstanding voting securities" in the immediately preceding sentence. For purposes of this Section (iv), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

                           (A) A trustee or other fiduciary holding securities
                  under an employee benefit plan of the Company or a subsidiary of the Company;

                           (B) A company owned directly or indirectly by the
                  stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; and

                           (C) The Company.

         A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

         (f) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board or, if the Board does not have such a committee, the Board itself.

         (g) "CONSTRUCTIVE TERMINATION" shall mean either (i) the effective date of a Change in Control (including a tender offer) that Executive votes against, either as a Director or as a shareholder of the Company, (ii) Executive's voluntary Termination of Service within thirty (30) days following the one-year anniversary of a Change in Control, or (iii) Executive's voluntary Termination of Service within ninety (90) days following the occurrence of one or more of the following events, except if such event is approved in writing by Executive prior to its occurrence:

                  (i) A failure by the Company to abide by any part of this Agreement that is not remedied within thirty (30) business days after receiving written notification by Executive of such failure;

                  (ii) A failure by the Board to nominate Executive as a member of the Board; or

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                  (iii) Relocation of Executive's primary place of work to an area that is at least twenty-five (25) miles away from the location of the Company's principal executive office in Honolulu, Hawaii.

         (h) "DISABILITY" shall mean that the Executive has been unable to perform one or more of the Executive's material duties under this Agreement for a period of not less than 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness. The Company may terminate the Executive's employment for Disability by giving the Executive written notice. In the event that the Executive resumes the performance of substantially all of the Executive's duties under this Agreement before the termination of the Executive's employment under Section 5(d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

         (i) "ENTERPRISE" shall mean any joint venture, business pursuant to a joint operating agreement, or other alliance or affiliated business of the Company.

         (j) "FISCAL YEAR" shall mean the twelve (12) month period beginning January 1, unless the Company, with the approval of any government or regulatory entities from whom approval is necessary, shall establish a different fiscal year; PROVIDED, HOWEVER, that the Company's establishment of a different fiscal year shall not negatively or positively affect the amount of any Annual Bonus or severance payment Executive otherwise would have been entitled to receive hereunder.

         (k) "SERVICE" shall mean Executive's full-time or substantially full-time employment with the Company, or any affiliated organization, including any leave of absence approved by the Company.

         (l) "TERMINATION OF SERVICE" shall mean Executive's termination of Service for any reason whatsoever, including death.

4.       EXECUTIVE'S RIGHTS WHILE EMPLOYED BY THE COMPANY

         (a) BASE SALARY. Beginning on the Effective Date and during the Term, the minimum Annual Base Salary payable to Executive shall be Six Hundred Fifty Thousand Dollars ($650,000). Executive's Base Salary shall be reviewed annually by the Compensation Committee if any, otherwise by the Board, and may be otherwise increased, but not decreased from time to time based on prevailing market conditions, performance of the Executive and other considerations. The Base Salary shall be paid in approximately equal semi-monthly installments on the Company's normal payroll dates.

         (b) ANNUAL BONUS. Executive will be entitled to an Annual Bonus based on the profitability of the Company. Executive will receive as an Annual Bonus one percent (1%) of the annual earnings before taxes ("EBT") of the Company (on a consolidated basis). If the Company enters into a Capital Transaction, the Annual Bonus may be revised by the Company in its sole discretion; PROVIDED, HOWEVER, that (i) the payment terms of any Annual Bonus earned by, but not yet paid to, Executive for any fiscal year ending prior to or on the date of the Capital Transaction may not be revised without the Executive's prior written consent, and (ii) the terms determining the amount of any

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Annual Bonus for any fiscal year ending subsequent to the Capital Transaction may not be less favorable to Executive than the terms determining the amount of the Annual Bonus in effect prior to such Capital Transaction (for example, if the Company would have had annual EBT of $20,000,000 if the Capital Transaction had not occurred, Executive would be owed not less than one percent (1%) of $20,000,000).

         The Annual Bonus for a given year will be paid in four installments. Each installment will be paid as soon as practicable after the end of each fiscal quarter in which the Bonus is earned.

         (c) LONG-TERM INCENTIVES. Executive shall participate in any Long-Term Incentive Plan that may be designed specifically for Executive or provided to other executives of the Company during the Term. (Grants to Executive under such Long-Term Incentive Plan shall be no less favorable to Executive in amount and other key design features, including vesting restrictions, with any other plans provided to any other executive at the Company.)

         (d) FRINGE BENEFITS AND OTHER. The Company shall provide Executive with the following:

                  i. BENEFIT PLANS. Such benefits and perquisites, including but not limited to disability income, deferred compensation or any form of savings or retirement plan as may from time to time be provided to other executives of the Company. Such benefits and perquisites shall exclude fees paid for Committee service, which are hereby included in Executive's Base Salary. Benefits and perquisites shall be provided at the same proportional cost to Executive as that paid by other executives of the Company who participate in such programs.

                  ii. AUTOMOBILE. An automobile allowance of one thousand dollars ($1,000) per month and reimbursement for fuel and other automotive expenses purchased by Executive and used in the performance of his duties to the Company.

                  iii. VACATION. Thirty (30) days of paid vacation benefits each calendar year, accrued on a pro rata basis. Maximum vacation accruals and carry-overs of unused vacation days will be in accordance with the Company policy then in effect.

                  iv. D&O INSURANCE. Payment of premiums on professional liability insurance for Executive.

                  v. DUES. Payment of dues for such professional societies and associations of which Executive is a member that benefit the Company.

         Nothing in this Agreement shall be construed as limiting or restricting any benefit to Executive under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Company, for the benefit of its employees generally or a group of them, now or hereafter in existence.

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         It shall be at the Company's discretion to grant any other fringe benefits to Executive.

5.       EXECUTIVE'S RIGHTS UPON TERMINATION OF SERVICE

         (a) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION NOT IN CONNECTION WITH A CHANGE IN CONTROL. In the event of Executive's Termination of Service by the Company without Cause or in a Constructive Termination, Executive (or if Executive dies while benefits remain under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of
Section 12 herein) shall be entitled to receive the following:

                  i. Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Annual Bonus granted and previously unpaid;

                  ii. Immediate vesting of any stock options, or other rights previously provided to Executive under any Company Long-Term Incentive Plan and of any previously unpaid portions of any Annual Bonus; and

                  iii. A lump sum payment upon Executive's Termination of Service equal to one percent (1%) of ninety percent (90%) of the Company's Projected EBT for the Fiscal Year in which Executive's Termination of Service occurs, and one percent (1%) of eighty percent (80%) of the Company's Projected EBT for the Fiscal Year immediately following the Fiscal Year in which Executive's Termination of Service occurs.

         (b) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. In the event of Executive's Termination of Service without Cause or a Constructive Termination within six (6) months prior to or two (2) years after the effective date of a Change in Control, Executive (or if Executive dies while benefits remain under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of
Section 12 herein) shall be entitled to receive the following:

                  i. Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Annual Bonus granted and previously unpaid;

                  ii. Immediate vesting of any stock options, or other rights previously provided to Executive under any Company Long-Term Incentive Plan and of any previously unpaid portions of any Annual Bonus;

                  iii. A lump sum payment of five million dollars ($5,000,000) to be received by Executive no later than sixty (60) days after Termination of Service (or Change in Control in the case of a Constructive Termination under Section 3(g)(i)), provided, however, that in the event of a Change in Control (including a tender offer) that Executive does vote in favor of, either as a Director or as a shareholder of the Company, Executive shall not be entitled to receive any payment under this Section 5(b)(iii). In the event of a Change in Control, Executive shall also be entitled to the protections outlined in Sections 7 through 9 herein; and

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                  iv.  A lump sum payment, to be delivered no later than sixty
(60) days after the end of the fiscal year in which the Executive's
Termination of Service occurs, of a pro rata portion of any Annual Bonus which would have been paid to Executive but for his Termination of Service.
The pro rata portion of such Annual Bonus shall be determined by multiplying such Annual Bonus by a fraction, the numerator of which is the number of days which elapsed between and including the first day of the applicable fiscal year and the date of Termination of Service and the denominator of which is three hundred sixty-five (365).

         (c) FOR REASON OF EXPIRATION OF THE TERM OF THIS AGREEMENT. In the event of Executive's Termination of Service for reason of expiration of the Term of this Agreement pursuant to Section 2 hereof, Executive (or if Executive dies while benefits remain due under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of Section 12 hereof) shall be entitled to receive the following:

                  i. Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and any Annual Bonus granted and previously unpaid and any Annual Bonus earned by Executive;

                  ii. Immediate vesting of any stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

                  iii. Payment of any Disability or other benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

         (d) FOR REASON OF DISABILITY. In the Event of Executive's Termination of Service for reason of Disability, Executive (or if Executive dies while benefits remain due under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of Section 12 hereof) shall be entitled to receive the following:

                  i. Payment immediately upon Executive's Termination of Service of (A) any previously unpaid Base Salary and any Annual Bonus earned and previously unpaid, (B) one percent (1%) of ninety percent (90%) of the Company's consolidated Projected EBT for the Fiscal Year in which Executive's Termination of Service occurs, and (C) one percent (1%) of eighty percent (80%) of the Company's consolidated Projected EBT for the Fiscal Year immediately following the Fiscal Year in which Executive's Termination of Service occurs;

                  ii. Immediate vesting of any stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

                  iii. Payment of any Disability or other benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

         (e) FOR REASON OF DEATH. In the Event of Executive's Termination of Service for Reason of Death, Executive's beneficiaries as designated in accordance with the

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provisions of Section 12 hereof or Executive's estate, as applicable, shall be entitled to receive the following upon such Termination of Service:

                  i. Payment immediately upon Executive's Termination of Service of (A) any previously unpaid Base Salary and any Annual Bonus earned and previously unpaid, (B) one percent (1%) of ninety percent (90%) of the Company's Projected EBT for the Fiscal Year in which Executive's Termination of Service occurs, and (C) one percent (1%) of eighty percent (80%) of the Company's Projected EBT for the Fiscal Year immediately following the Fiscal Year in which Executive's Termination of Service occurs;

                  ii. Immediate vesting of any stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

                  iii. Payment of any other benefits provided by the Company in accordance with the terms and conditions of such benefits and this Agreement.

         (f) FOR REASON OF VOLUNTARY RESIGNATION NOT CONSTITUTING
CONSTRUCTIVE TERMINATION. In the event of Executive's Termination of Service for reason of voluntary resignation by Executive not constituting
Constructive Termination, Executive shall be entitled to receive the following upon such Termination of Service:

                  i. Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and the first installment only of any Annual Bonus earned but previously unpaid for the previous fiscal year;

                  ii. Performance of Company obligations with respect to Executive's exercise of any stock options or other rights previously granted to Executive under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Executive's service in accordance with any agreement between the Company and Executive covering such options or other rights; and

                  iii. Payment of any Disability or other benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

         (g) FOR REASON OF CAUSE. In the Event of Executive's Termination of Service for reason of Cause, the Company's obligations to Executive shall be limited to:

                  i. Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary and the first installment only of any Annual Bonus earned but previously unpaid for the previous fiscal year; and

                  ii. Performance of Company obligations with respect to Executive's exercise of any stock options or other rights previously granted to Executive under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of executive's service in accordance with any agreement between the Company and Executive covering such options or other rights.

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         (h) FOR REASON OF EXECUTIVE'S RESIGNATION AS CHIEF EXECUTIVE OFFICER
UPON REQUEST BY MAJORITY VOTE OF THE BOARD NOT IN CONNECTION WITH A CHANGE IN CONTROL. In the Event of Executive's Termination of Service as Chief
Executive Officer upon request by a majority vote of the Board more than six
(6) months prior to or more than two (2) years after a Change in Control, Executive (or if Executive dies while benefits remain due under this Agreement, Executive's beneficiaries as designated in accordance with the provisions of Section 12 hereof) shall be entitled to receive the following:

                  i. Payment immediately upon Executive's Termination of Service of (A) any previously unpaid Base Salary and any Annual Bonus earned and previously unpaid, (B) one percent (1%) of ninety percent (90%) of the Company's consolidated Projected EBT for the Fiscal Year in which Executive's Termination of Service occurs, and (C) one percent (1%) of eighty percent (80%) of the Company's consolidated Projected EBT for the Fiscal Year immediately following the Fiscal Year in which Executive's Termination of Service occurs;

                  ii. Immediate vesting of any stock options or other rights previously provided to Executive under any Company Long-Term Incentive Plan; and

                  iii. Monthly payment of Executive's Base Salary for a period of three (3) years following the date of Termination of Service.

6.       MITIGATION AND OFFSET REQUIREMENTS

         Executive shall not be required to mitigate the amount of any benefit provided for in this Agreement by actively seeking alternative employment during the period in which such benefits are paid. In addition, Executive shall not be required to offset any such benefits provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period in which Executive is entitled to receive such benefits.

7.       TAX RESTORATION PAYMENT

         In the event it is determined that any payment or distribution of any type to or for the benefit of the Executive, pursuant to this Agreement or otherwise, by the Company, any person who acquires ownership or effective control of the Company, or ownership of a substantial portion of the assets of the Company (within the meaning of section 280G of the Code and the regulations thereunder) or any affiliate of such person (the "Total Payments") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as, the "Excise
Tax"), then the Executive shall be entitled to receive an additional payment (a "Tax Restoration Payment") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Tax Restoration Payment, the Executive retains an amount of the Tax Restoration Payment equal to the Excise Tax imposed upon the Total Payments.

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8.       DETERMINATION BY ACCOUNTANT

         All mathematical determinations and determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code), in each case which determinations are required to be made under this Section 8, including whether a Tax Restoration Payment is required, the amount of such Tax Restoration Payment, and amounts relevant to the last sentence of this Section 8, shall be made by an independent accounting firm selected by the Executive from amount the largest five accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide to the Company and to the Executive its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Tax Restoration Payment and any other relevant matter, within ten days after termination of the Executive's employment, if applicable, or at such earlier time as is requested by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on the Executive's federal income tax return. If a Tax Restoration Payment is determined to be payable, it shall be paid to the Executive within ten days after the Determination is delivered to the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

         As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Tax Restoration Payments not made by the Company and members of the Company should have been made ("Underpayment"), or that Tax Restoration Payments will have been made by the Company and members of the Company that should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (1) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 8, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount that is less than the Overpayment.

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9.       EXTENSION OF TERM UPON A CHANGE IN CONTROL

         The Term of this Agreement shall automatically be extended through the close of business an additional twelve (12) months following the effective date of any Change in Control.

10.      CONFIDENTIAL INFORMATION

         Executive acknowledges that, by reason of his employment by and service to the Company, he will have access to confidential information of the Company (and its affiliates) including, without limitation, information and knowledge pertaining to products, present and future developments, techniques, programs, trade secrets, services, marketing strategies, processes, patents, copyrights, trademarks, policies, contracts, personnel information, computer programs and data, improvements, methods of operation, sales and profit figures, pricing information, customer and client lists, relationships between the Company and those persons, entities and affiliates with which the Company has contracted and others who have business dealings with it and other confidential property and information of the Company and its customers (collectively, "Confidential Information"). Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, he will not use any Confidential Information or disclose any Confidential Information to any person, firm or corporation (except as his duties as an employee of the Company may require) without the prior written authorization of the Company and that all such matters and properties shall be and shall remain the property of the Company and/or its customers. The obligation of confidentiality imposed by this Section 10 shall not apply to information that appears in issued patents, that is required by governmental authorities to be disclosed, or that otherwise becomes generally known in the industry through no act of Executive in breach of this Agreement.

11.      RETURN OF COMPANY PROPERTY

         Promptly upon termination of Executive's employment by the Company for any reason or no reason, Executive or Executive's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Executive by or on behalf of the Company, or its representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company, and be subject at all times to its discretion and control.

12.      DESIGNATION OF BENEFICIARIES

         Executive shall have the right at any time to designate any person(s) or trust(s) as beneficiaries to whom any benefits payable under this Agreement shall be made in the

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event of Executive's death prior to the distribution of all benefits due
Executive under this Agreement. Each beneficiary designation shall be effective only when filed in writing with the Company during Executive's lifetime. If Executive designates more than one beneficiary, distributions of cash payments shall be made in equal proportions to each beneficiary unless otherwise provided for in Executive's beneficiary designation. The filing of a new beneficiary designation shall cancel all designations previously filed. Any finalized marriage or divorce (other than common law marriage) of Executive subsequent to the date of filing a beneficiary designation shall revoke such designation unless (a) in the case of divorce, the previous spouse was not designated as beneficiary, and (b) in the case of marriage, Executive's new spouse had previously been designated as beneficiary. If Executive fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if the beneficiary designated by Executive dies prior to distribution of the benefits due Executive under this Agreement, the Company shall direct the distribution of any benefits due under this Agreement to Executive's estate.

13.      SUCCESSORS

         Except as provided for in Section 12 above, the rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

14.      ATTORNEYS' FEES

         (a) SUBSEQUENT TO ANY CHANGE IN CONTROL. Subsequent to any Change in Control, in any action at law or in equity brought by either party hereto to enforce any of the provisions or rights under this Agreement in which Executive is the successful party, the Company, in addition to bearing its own expenses, shall pay to Executive all costs, expenses and reasonable attorneys' fees incurred therein by Executive (including without limitation such costs, expenses and fees on any appeals), and if Executive shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

         (b) PRIOR TO ANY CHANGE IN CONTROL. Prior to any Change in Control, in any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

15.      ADDITIONAL REMEDIES

         Executive recognizes that irreparable injury will result to the Company and its business and properties in the event of any breach by Executive of
Section 10 or 11 of this Agreement. In the event of any breach of Executive's commitments pursuant to Section10 or 11, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief from a court of competent jurisdiction to restrain the violation of such commitments by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

16.      ARBITRATION

         Any disputes between Executive and the Company arising out of this Agreement or Executive's employment by the Company or the termination of his employment shall be resolved by an impartial arbitrator in Honolulu, Hawaii pursuant to the Rules for Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall be selected by agreement between Executive and the Company, but if they do not agree on the selection of an arbitrator within thirty (30) days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the rules of that Association. The award rendered by the arbitrator shall be conclusive and binding upon Executive and the Company. The unsuccessful party shall pay its own expenses and the expenses of the successful party for the arbitration and the fee and expenses of the arbitrator.

17.      ENTIRE AGREEMENT

         With respect to the matters specified herein, this Agreement contains the entire agreement between the Company and Executive and supersedes all prior written agreements, understandings and commitments between the Company and Executive. No amendments to this Agreement may be made except through a written document signed by the Executive and approved in writing by the Company.

18.      VALIDITY

         In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

19.      PARAGRAPHS AND OTHER HEADINGS

         Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

20.      NOTICE

         Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, forty-eight (48) hours after having been deposited in the United States mail, postage prepaid, and addressed, in the case of the Company, to the attention of the Board at the Company's then principal place of business, presently 828 Fort Street Mall, 4th Floor, Honolulu, Hawaii, 96813 and in the case of Executive, to his residence as on file with the Company as of the Effective Date. Either party may change the address to which such notices are to be addressed to it by giving the other party notice in the manner herein set forth.

21.      RIGHT OF EMPLOYMENT

         Nothing stated or implied by this Agreement shall prevent the Company from terminating the Service of Executive at any time nor prevent Executive from voluntarily terminating Service at any time.

22.      WITHHOLDING TAXES AND OTHER DEDUCTIONS

         To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

23.      APPLICABLE LAW

         To the full extent controllable by stipulation of the Company and Executive, this Amendment shall be interpreted and enforced under Hawaii law, without regard to the conflicts of law principles thereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative(s) and Executive has affixed his signature as of the date first written above.


EXECUTIVE:



------------------------
James K. Schuler


COMPANY:

[NEWCO]


By:
       -------------------------

Title:
       -------------------------

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